UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 27, 2017

CombiMatrix Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33523	47-0899439
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Goddard, Suite 150, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(949) 753-0624

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2017, Dirk van den Boom, Ph.D. was appointed to the Board of Directors (the “Board”) of CombiMatrix Corporation (the “Company”) to fill an existing vacancy. No determination has yet been made as to whether Dr. van den Boom will be appointed to any committee of the Board.

Dr. van den Boom, 46, is the founder and Managing Partner of mindwerks bio, LLC, a San Diego-based research and development stage life sciences company, and also serves as a Senior Advisor to Berg Capital Markets, a Healthcare capital markets and analytics firm. Previously, Dr. van den Boom served as President, Chief Executive Officer and Director of Sequenom, Inc., a publicly-traded healthcare diagnostics company that was acquired by LabCorp in September 2016. Dr. van den Boom joined Sequenom in 1998 and held positions of increasing responsibility during his 18-year tenure at Sequenom, including as President and Chief Executive Officer from October 2015 to September 2016, Director from April 2015 to September 2016, Chief Scientific and Strategy Officer from June 2014 to October 2015, Executive Vice President of Research and Development and Chief Technology Officer from December 2012 to June 2014, Senior Vice President of Research and Development from August 2010 to December 2012 and Vice President of Research and Development from October 2009 to August 2010. Prior to August 2010, he held various management roles within the research and development departments of Sequenom. Dr. van den Boom also has served as a Member of the March of Dimes Board of Directors, San Diego Chapter since December 2015. Dr. van den Boom has co-authored over 95 peer-reviewed publications and is a named inventor on over 80 patents and patent applications. He received his Ph.D in Biochemistry/Molecular Biology from the University of Hamburg, Germany.

Dr. van den Boom will be eligible to receive a discretionary stock option and/or restricted stock unit award under the Company’s 2006 Stock Incentive Plan, as amended, to be determined by and subject to the approval of the Compensation Committee of the Company’s Board. Pursuant to the Company’s director cash compensation policy, Dr. van den Boom will receive $24,000 annually for his service as a member of the Board, to be paid quarterly. Dr. van den Boom also will be reimbursed for expenses incurred in connection with attendance at meetings of the Board and committees of the Board and in connection with his performance of Board duties. The Company and Dr. van den Boom also entered into the Company’s standard director indemnification agreement.

The Company has a collaboration agreement with one of Sequenom’s subsidiaries, Sequenom Center for Molecular Medicine, LLC (“SCMM”), which has resulted in approximately $122,000 of payments made by the Company to SCMM during 2016. Under the collaboration agreement, the Company pays to SCMM a fee of $200 for each billable specimen received by SCMM with respect to which SCMM performs certain marketing activities with respect to testing services utilizing the laboratory developed tests known as the CombiSNP Array Pre-natal and the CombiSNP Array for POC, and performs order coordination, customer service and result reporting activities with respect to such testing services ordered through SCMM. In addition to having served as President, Chief Executive Officer and Director of Sequenom, Dr. van den Boom also served as President of SCMM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBIMATRIX CORPORATION
(Registrant)

Dated: March 1, 2017	/s/ SCOTT R. BURELL
Scott R. Burell
Chief Financial Officer